EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-34920, No. 33-51454, No. 33-57082, No. 33-62185, No. 333-01061, No. 333-03385, No. 333-32294, No. 333-47461, No. 333-64984, No. 333-67493, No. 333-79099, No. 333-75145, No. 333-89458, No. 333-101200 and No. 333-125059) of Mattel, Inc. and its subsidiaries of our report dated February 27, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Los Angeles, California

February 27, 2006